At RFMD®                                                                                            At the Financial Relations Board

Dean Priddy                          Doug DeLieto                                       Joe Calabrese

CFO                                        VP, Investor Relations                        212-827-3772

336-678-7975                         336-678-7968

FOR IMMEDIATE RELEASE

January 27, 2009

RF MICRO DEVICES ANNOUNCES DECEMBER 2008 QUARTERLY RESULTS

RFMD® Generated Approximately $46 Million In Operating Cash Flow In December Quarter

Business Highlights:

  Quarterly Revenue Totaled $202 Million In December 2008 Quarter

  Cash And Short-Term Investments Increased Approximately $19 Million Sequentially

  Company Repurchased Approximately $33 Million Par Value Of Its Convertible Bonds

  Company Recorded Approximately $750 Million In Asset Impairment And Inventory-Related Charges

  Quarterly GAAP Diluted Loss Per Share (LPS) Totaled ($3.09), And Quarterly Non-GAAP Diluted Loss Per Share Totaled ($0.05)

  RFMD Surpassed Its Previously Announced Target Of $75 Million In Annualized Expense Reductions

GREENSBORO, N.C., January 27, 2009 -- RF Micro Devices, Inc. (Nasdaq GS: RFMD), a global leader in the design and manufacture of high-performance semiconductor components, today reported financial results for its fiscal 2009 third quarter ended December 27, 2008.  RFMD’s December quarterly revenue decreased approximately 25.6% sequentially to $202 million, reflecting a rapidly declining demand environment.  GAAP gross margin decreased sequentially from 28.3% to 19.0%, and non-GAAP gross margin decreased from 31.6% to 22.6% during the same period, primarily as a result of the sequential decrease in revenue, low factory utilization rates and inventory-related charges of approximately ($25) million.  Operating loss was approximately ($754) million on a GAAP basis, reflecting asset impairment and inventory-related charges, and approximately ($8.3) million on a non-GAAP basis, reflecting reduced revenue and gross profit, partially offset by a reduction in operating expenses.  Net loss was approximately ($813.3) million on a GAAP basis and approximately ($12.9) million on a non-GAAP basis.  The asset impairment and inventory-related charges for the quarter were consistent with the amounts previously disclosed by RFMD on January 21, 2009.

RFMD® Product Group Highlights

CPG

  Shipments of cellular components decreased sequentially, due primarily to reduced handset demand and excess inventories at handset original equipment manufacturers (OEMs)

  CPG supported the launch of multiple 2G and 3G multimode handsets at a leading Korean handset OEM and added the OEM as a 10% customer

   Sales to another top-five handset OEM continued to ramp and more than doubled sequentially

  RFMD shipped production volumes of cellular front ends to all five of the world’s top-five handset OEMs

  RFMD secured major GSM/GPRS design wins at leading OEMs and platform providers in Korea, Taiwan and China

  RFMD launched multiple new RF front end and switch products targeting GPRS, WCDMA, CDMA and WiMAX

  RFMD supported the launch of two new mass-market EDGE handsets featuring POLARIS®

MPG

  Shipments of RF components decreased sequentially, due primarily to reduced end-market demand and excess inventories

  MPG expects to be a beneficiary of the increasing content opportunity in 3G cellular infrastructure in China, beginning in the March quarter

  RFMD signed a new government contract for additional funding for its gallium nitride (GaN) process technology development

  RFMD anticipates increasing GaN-based revenue in calendar year 2009 related to CATV line amplifiers and defense radar applications

  MPG released 20 new products and more than 50 derivative products in the December quarter and is on track to release 100 new products and more than 250 derivative products during RFMD’s 2009 fiscal year

GAAP RESULTS
(in millions, except percentages and per share data)	Q3 Fiscal 2009	Q2 Fiscal 2009	% Change vs. Q2 2009	Q3 Fiscal 2008	% Change vs. Q3 2008

Revenue	$202.0	$271.7	(25.6)%	$268.2	(24.7)%
Gross Margin	19.0%	28.3%	(9.3)ppt	26.2%	(7.2)ppt
Operating Loss	$(754.0)	$(19.0)	3,859.1%	$(24.4)	2,988.3%
Net Loss	$(813.3)	$(11.8)	6,804.9%	$(15.1)	5,294.6%
Diluted (LPS)	$(3.09)	$(0.04)	6,775.1%	$(0.06)	4,920.9%

NON-GAAP RESULTS (excluding share-based compensation, amortization of intangibles, impairment of goodwill and intangibles, amortization of acquisition-related inventory step-up, acquired in process research and development charge, manufacturing start-up costs, gain on retirement of convertible subordinated notes, restructuring charges, and tax adjustment)

(in millions, except percentages and per share data)	Q3 Fiscal 2009	Q2 Fiscal 2009	% Change vs. Q2 2009	Q3 Fiscal 2008	% Change vs. Q3 2008

Gross Margin	22.6%	31.6%	(9.0)ppt	29.6%	(7.0)ppt
Operating (Loss) Income	$(8.3)	$18.0	(146.5)%	$6.1	(236.6)%
Net (Loss) Income	$(12.9)	$18.6	(169.2)%	$15.4	(183.4)%
Diluted (LPS) EPS	$(0.05)	$0.07	(174.9)%	$0.06	(174.4)%

Financial Guidance And Business Outlook

RFMD believes that current market conditions have created a high degree of uncertainty regarding customer demand.  As a result, RFMD is suspending its practice of providing detailed quarterly guidance and is instead providing the following insight into its internal planning assumptions related to its anticipated cash flows.

  RFMD currently expects March quarterly revenue will decline more than seasonally, as end-demand remains weak and customers continue to reduce their inventory levels.

  RFMD currently anticipates a significant reduction in its inventory levels in the March quarter, which is expected to favorably impact cash flow from operations and negatively impact gross margin as a result of the lower factory utilization rates.

  RFMD currently expects its net cash and short-term investments will increase in the March quarter, although it may utilize a portion of its available cash to repurchase its outstanding convertible notes on an opportunistic basis.

  RFMD continues to anticipate $80-$120 million in free cash flow (cash flow from operations less capital expenditures) during its 2010 fiscal year, which begins on March 29, 2009.

RFMD’s actual quarterly and annual results may differ, and such differences may be material.

Comments From Management

Bob Bruggeworth, president and CEO of RFMD, said, “The fiscal discipline underlying our strategic restructuring three quarters ago is not only intact, it is central to our operating plan and execution as we manage through the current economic downturn.  RFMD today is flexible and agile, and we are actively managing our manufacturing capacities and our expense structure to match what we anticipate to be the near-term demand environment.

“Despite the decreasing end-market demand, design activity for our products has remained strong.  RFMD is firmly committed to customer and end-market diversification and continued investments in new products and new enabling technologies.  We are confident this focus will serve us well in the current environment and as global markets begin to recover.”

Dean Priddy, CFO and corporate vice president of administration of RFMD, said, “RFMD’s flexibility and agility allow us to proactively manage for cash flow and improve RFMD’s balance sheet. Despite the rapidly declining demand environment in the December quarter, RFMD delivered $40 million in free cash flow and reduced net debt (long-term debt less cash, cash equivalents and short-term investments) by $52 million. We are structuring RFMD for superior financial leverage and significantly improved return on invested capital.”

 Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), RFMD’s earnings release contains the following non-GAAP financial measures: (i) non-GAAP gross margin, (ii) non-GAAP operating (loss) income, (iii) non-GAAP net (loss) income, (iv) non-GAAP net (loss) income per diluted share, (v) free cash flow, and (vi) net debt.  Each of these non-GAAP financial measures is either adjusted from GAAP results to exclude certain expenses or derived from multiple GAAP measures, which are outlined in the “Reconciliation of GAAP to Non-GAAP Financial Measures” table on pages 10 and the “Additional Selected Non-GAAP Financial Measures And Reconciliations” table on page 11.

In managing RFMD’s business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures.  In developing and monitoring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce unit costs with the goal of increasing gross margin.  In addition, management relies upon these non-GAAP financial measures to assess whether research and development efforts are at an appropriate level, and when making decisions about product spending, administrative budgets, and marketing programs.  In addition, we believe that non-GAAP financial measures provide useful supplemental information to investors and enable investors to analyze the results of operations in the same way as management.  We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results, to assess our liquidity and capital position and to analyze financial performance excluding the effect of certain non-cash expenses, unusual items and share-based compensation expense, which may obscure trends in RFMD’s underlying performance.

We believe that these non-GAAP financial measures offer an additional view of RFMD’s operations that, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of RFMD’s results of operations and the factors and trends affecting RFMD’s business.  However, these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our rationale for using these non-GAAP financial measures, as well as their impact on the presentation of RFMD’s operations, are outlined below:

     Non-GAAP gross margin.  Non-GAAP gross margin excludes share-based compensation expense, amortization of intangible assets, an adjustment for adverse macroeconomic conditions, an adjustment for restructuring charges, an adjustment for manufacturing facility relocation and related costs and an adjustment for amortization of acquisition-related inventory step-up.  We believe that exclusion of these costs in presenting non-GAAP gross margin gives management and investors a more effective means of evaluating RFMD’s historical performance and projected costs and the potential for realizing cost efficiencies.  We believe that the majority of RFMD’s purchased intangibles are not relevant to analyzing current operations because they generally represent costs incurred by the acquired company to build value prior to acquisition, and thus are effectively part of transaction costs rather than ongoing costs of operating RFMD’s business.  In this regard, we note that (i) once the intangibles are fully amortized, the intangibles will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time, and (ii) although we set the amortization expense based on useful life of the various assets at the time of the transaction, we cannot influence the timing and amount of the future amortization expense recognition once the lives are established.  Similarly, we believe that presentation of non-GAAP gross margin and other non-GAAP financial measures that exclude the impact of share-based compensation expense assists management and investors in evaluating the period-over-period performance of RFMD’s ongoing operations because (i) the expenses are non-cash in nature, and (ii) although the size of the grants is within our control, the amount of expense varies depending on factors such as short-term fluctuations in stock price volatility and prevailing interest rates, which can be unrelated to the operational performance of RFMD during the period in which the expense is incurred and generally is outside the control of management.  Moreover, we believe that the exclusion of share-based compensation expense in presenting non-GAAP gross margin and other non-GAAP financial measures is useful to investors to understand the impact of the expensing of share-based compensation to RFMD’s gross margins and other financial measures in comparison to both prior periods as well as to its competitors.  We also believe that the adjustments to margin related to business acquisitions (amortization of acquisition-related inventory step-up),  restructuring charges, manufacturing facility relocation and related costs and adverse macroeconomic conditions do not constitute part of RFMD’s ongoing operations and therefore the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance.

We believe disclosure of non-GAAP gross margin has economic substance because the excluded expenses do not represent continuing cash expenditures and, as described above, we have little control over the timing and amount of the expenses in question.

     Non-GAAP operating (loss) income.  Non-GAAP operating (loss) income excludes share-based compensation expense, amortization of intangible assets, restructuring charges, impairment of goodwill and intangibles, acquired in-process research and development, amortization of acquisition-related inventory step-up and manufacturing start-up costs.  We believe that presentation of a measure of operating income that excludes amortization of intangible assets and share-based compensation expense is useful to both management and investors for the same reasons as described above with respect to our use of non-GAAP gross margin.  We believe that restructuring charges, impairment of goodwill and intangibles, manufacturing start-up costs, acquired in-process research and development and amortization of acquisition-related inventory step-up do not constitute part of RFMD’s ongoing operations and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance.  We believe disclosure of non-GAAP operating income has economic substance because the excluded expenses are either non-recurring in nature or do not represent current cash expenditures.

     Non-GAAP net (loss) income and non-GAAP net (loss) income per diluted share.  Non-GAAP net (loss) income and non-GAAP net (loss) income per diluted share exclude the effects of share-based compensation expense, amortization of intangible assets, restructuring charges, impairment of goodwill and intangibles, manufacturing start-up costs, acquired in-process research and development, amortization of acquisition-related inventory step-up and gain on retirement of convertible subordinated notes and also reflect an adjustment of income taxes.  We believe that presentation of measures of net (loss) income and net (loss) income per diluted share that exclude these items is useful to both management and investors for the reasons described above with respect to non-GAAP gross margin and non-GAAP operating (loss) income.  We believe disclosure of non-GAAP net (loss) income and non-GAAP net (loss) income per diluted share has economic substance because the excluded expenses are either non-recurring in nature, do not represent current cash expenditures, or are variable in nature and thus unlikely to become recurring expenses.

     Free cash flow.  RFMD defines free cash flow as net cash provided by operating activities during the period minus property and equipment expenditures made during the period.  We use free cash flow as a supplemental financial measure in our evaluation of liquidity and financial strength.  Management believes that this measure is useful as an indicator of our ability to service our debt, meet other payment obligations and make strategic investments.  Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.  Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations.  Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statement of cash flows.

     Net debt.  RFMD defines net debt as total long-term debt less cash, cash equivalents and short-term investments.  Management believes that this measure provides useful information regarding the level of RFMD’s indebtedness by reflecting cash and investments that could be used to repay debt at or prior to maturity.

     Limitations of non-GAAP financial measures.  The primary material limitations associated with the use of non-GAAP gross margin, non-GAAP operating (loss) income, non-GAAP net (loss) income, non-GAAP net (loss) income per diluted share, free cash flow and net debt as compared to the most directly comparable GAAP financial measures of gross margin, operating (loss) income, net (loss) income, net (loss) income per diluted share, net cash provided by operating activities and total long-term debt are (i) they may not be comparable to similarly titled measures used by other companies in RFMD’s industry, and (ii) they exclude financial information that some may consider important in evaluating our performance.  We compensate for these limitations by providing full disclosure of the differences between these non-GAAP financial measures and the corresponding GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the corresponding GAAP financial measures, to enable investors to perform their own analysis of our gross margin, operating (loss) income, net (loss) income, net (loss) income per diluted share, net cash provided by operating activities and total long-term debt.

RF Micro Devices will conduct a conference call at 5:00 p.m. EST today to discuss today's press release.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.earnings.com or http://www.rfmd.com (under Investor Info).  A telephone playback of the conference call will be available approximately one hour after the call’s completion by dialing 303-590-3000 and entering pass code 11124588.

About RFMD: About RFMD: RF Micro Devices, Inc. (Nasdaq GS: RFMD) is a global leader in the design and manufacture of high-performance semiconductor components.  RFMD’s products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), CATV/broadband and aerospace and defense markets.  RFMD is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world’s leading mobile device, customer premises and communications equipment providers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD’s web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices’ business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the impact of global macroeconomic and credit conditions on our business, the rate of growth and development of wireless markets, risks associated with our planned exit from our wireless systems business, including cellular transceivers and GPS solutions, the risk that restructuring charges may be greater than originally anticipated and that the cost savings and other benefits from the restructuring may not be achieved, the risk that the actual amount and impact of the non-cash impairment charges may vary from estimates, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K and other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® and POLARIS® are trademarks of RFMD, LLC.  All other trade names, trademarks and registered trademarks are the property of their respective owners.

Tables To Follow

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 27, 2008	December 29, 2007

Total revenue	$202,025	$268,182

Costs and expenses:
Cost of goods sold	163,613	197,872
Research and development	38,617	53,921
Marketing and selling	15,511	14,371
General and administrative	10,613	11,015
Other operating expense	727,697	15,419

Total costs and expenses	956,051	292,598

Operating loss	(754,026)	(24,416)
Other income	3,815	5,970

Loss before income taxes	$(750,211)	$(18,446)
Income tax (expense) benefit	(63,132)	3,369

Net loss	$(813,343)	$(15,077)

Net loss per share, diluted	$(3.09)	$(0.06)

Weighted average outstanding diluted shares	263,227	244,985

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended
	December 27, 2008	December 29, 2007

Total revenue	$714,186	$735,626

Costs and expenses:
Cost of goods sold	526,676	516,353
Research and development	135,034	150,421
Marketing and selling	51,186	39,513
General and administrative	39,453	29,620
Other operating expense	774,611	17,788

Total costs and expenses	1,526,960	753,695

Operating loss	(812,774)	(18,069)
Other income	3,448	19,411

(Loss) income before income taxes	$(809,326)	$1,342
Income tax (expense) benefit	(39,919)	21,645

Net (loss) income	$(849,245)	$22,987

Net (loss) income per share, diluted	$(3.24)	$0.10

Weighted average outstanding diluted shares	262,186	244,818

 RF MICRO DEVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 27,	September 27,	December 29,
	2008	2008	2007

GAAP operating loss	$(754,026)	$(19,045)	$(24,416)
Share-based compensation expense	5,328	8,600	4,711
Amortization of intangible assets	7,239	7,295	4,706
Acquired in process research and development	-	-	13,860
Amortization of acquisition-related inventory step-up	-	2,699	3,980
Restructuring charges related to adverse macroeconomic conditions	54,660	-	-
Impairment of goodwill and intangibles	673,027	-	1,221
Charges related to fiscal 2009 strategic restructuring	5,115	17,638	-
Other restructuring and integration charges	308	407	1,210
Manufacturing start-up costs	2	367	838
Non-GAAP operating (loss) income	(8,347)	17,961	6,110

GAAP net loss	(813,343)	(11,779)	(15,077)
Share-based compensation expense	5,328	8,600	4,711
Amortization of intangible assets	7,239	7,295	4,706
Acquired in process research and development	-	-	13,860
Amortization of acquisition-related inventory step-up	-	2,699	3,980
Restructuring charges related to adverse macroeconomic conditions	54,660	-	-
Impairment of goodwill and intangibles	673,027	-	1,221
Charges related to fiscal 2009 strategic restructuring	5,115	17,638	-
Other restructuring and integration charges	308	407	1,210
Manufacturing start-up costs	2	367	838
Gain on retirement of convertible subordinated notes	(10,667)	-	-
Tax adjustments	65,439	(6,601)	-

Non-GAAP net (loss) income	(12,892)	18,626	15,449
Plus: Income impact of assumed conversions for interest on 1.50% convertible notes	-	661	669
Non-GAAP net (loss) income plus assumed conversion of notes-Numerator for diluted income per share	$(12,892)	$19,287	$16,118

GAAP weighted average outstanding diluted shares	263,227	262,091	244,985
Adjustments:
Diluted stock options	-	2,615	4,408
Assumed conversion of 1.50% convertible notes	-	30,144	30,144
Non-GAAP weighted average outstanding diluted shares	263,227	294,850	279,537

Non-GAAP net (loss) income per share, diluted	$(0.05)	$0.07	$0.06

GAAP gross margin percentage	19.0%	28.3%	26.2%
Adjustment for intangible amortization	2.5%	1.9%	1.3%
Adjustment for adverse macroeconomic conditions	0.7%	-	-
Adjustment for amortization of acquisition-related inventory step-up	-	1.0%	1.5%
Adjustment for share-based compensation	0.3%	0.4%	0.4%
Other restructuring and integration charges	0.1%	-	-
Adjustment for manufacturing facility relocation and related costs	-	-	0.2%
Non-GAAP gross margin percentage	22.6%	31.6%	29.6%

RF MICRO DEVICES, INC. AND SUBSIDIARIES

ADDITIONAL SELECTED NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

 (In millions)

(Unaudited)

	Three Months Ended	Three Months Ended
Free Cash Flow (1)	December 27, 2008	September 27, 2008
Net cash provided by operating activities	$46	$39
Purchase of property and equipment	(6)	(18)
Free cash flow	$40	$21

Net Debt (2)	December 27, 2008	September 27, 2008
Total long-term debt	$582	$615
Cash and cash equivalents	(145)	(169)
Short-term investments	(93)	(50)
Net Debt	$344	$396

(1)   Free Cash Flow is calculated as net cash provided by operating activities minus property and equipment expenditures.

(2)  Net Debt is calculated as total long-term debt less cash, cash equivalents and short-term investments.

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 27, 2008 (Unaudited)	March 29, 2008 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$145,402	$129,750
Restricted cash	63	504
Short-term investments	92,854	100,841
Accounts receivable, net	75,873	115,629
Inventories	151,290	190,753
Other current assets	42,909	84,556
Total current assets	508,391	622,033

Property and equipment, net	337,849	430,237
Goodwill	107,583	701,317
Long-term investments	19,343	26,336
Intangible assets, net	127,939	205,072
Other assets	20,163	32,200
Total assets	$1,121,268	$2,017,195

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$92,494	$130,785
Current portion – long-term debt	187	4,523
Other short-term liabilities, net	10,058	283
Total current liabilities	102,739	135,591

Long-term debt, net	581,984	616,698
Other long-term liabilities	28,098	26,269
Total liabilities	712,821	778,558

Shareholders’ equity:
Total shareholders’ equity	408,447	1,238,637

Total liabilities and shareholders’ equity	$1,121,268	$2,017,195